Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330/656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330/463-6815

JO-ANN STORES, INC. COMMENCES CASH TENDER OFFER
AND CONSENT SOLICITATION FOR ITS OUTSTANDING
10 3/8% SENIOR SUBORDINATED NOTES DUE 2007

     HUDSON, OH — February 5, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS) has commenced a cash tender offer to purchase all of its outstanding 10 3/8% Senior Subordinated Notes due 2007 and a consent solicitation to amend the related Note Indenture. The consent solicitation seeks consents from holders of the Notes to eliminate certain restrictive covenants and events of default from the Note Indenture.

     The offer price for each $1,000 in principal amount of Notes tendered pursuant to the tender offer is $1,009.00, plus accrued and unpaid interest on the purchased Notes up to, but not including, the payment date. The consent payment for each $1,000 principal amount of Notes for which a consent is delivered on or prior to the end of the early tender period is $30.00.

     The tender offer is scheduled to expire at 11:59 P.M., New York City time, on Thursday, March 4, 2004. The early tender period expires at 5:00 P.M., New York City time, on Thursday, February 19, 2004. If either of these periods is extended, Jo-Ann Stores will issue an additional press release announcing the extended times and dates.

     To receive the consent payment, holders of Notes must tender their Notes prior to the expiration of the early tender period. Holders tendering Notes after the early tender period but prior to the expiration of the tender offer will receive the offer price but will not receive the consent payment. To tender Notes in the tender offer, either during or after the early tender period, holders must provide a consent in the consent solicitation. In addition, holders of Notes may not provide a consent in the consent solicitation without tendering their Notes in the tender offer.

     The tender offer and consent solicitation are subject to a number of conditions, including the tender of at least a majority in aggregate principal amount of the Notes, the receipt of consents from the holders of at least a majority in aggregate principal amount of the Notes to the amendment of the Note Indenture, the execution of a supplemental Note Indenture containing the proposed amendments to the Note Indenture, completion of a bond financing by Jo-Ann Stores yielding net proceeds of at least $100.0 million, the receipt by Jo-Ann Stores of the consent of the requisite lenders under its credit agreement to the completion of the tender offer, consent solicitation and bond financing, and other general and customary conditions. The tender offer and consent solicitation are described more fully in Jo-Ann Stores’ Offer to Purchase and Consent Solicitation Statement, dated February 5, 2004, which is being distributed to the holders of the Notes along with related tender offer materials. These materials provide additional information regarding the terms and conditions of the tender offer and consent solicitation and instructions on how to tender Notes pursuant to the offer and deliver consents pursuant to the consent solicitation. These materials may be obtained by contacting Georgeson Shareholder Communications Inc., the information agent for the offer and consent solicitation, at 800-848-1116. Merrill Lynch is the dealer manager for the tender offer and solicitation agent for the consent solicitation, and is available to answer questions regarding the tender offer and consent solicitation at 888-ML4-TNDR.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is made only by the Offer to Purchase and Consent Solicitation Statement and related tender offer materials. Please refer to the Offer to Purchase and Consent Solicitation Statement and the related materials for information regarding the terms and conditions of the tender offer and consent solicitation and instructions on how to tender Notes pursuant to the offer and deliver consents pursuant to the consent solicitation.

     Statements in this press release regarding Jo-Ann Stores’ proposed bond financing are neither an offer to sell nor a solicitation of an offer to buy securities. The securities to be offered in the proposed bond financing will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

     Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 801 Jo-Ann Fabrics and Crafts traditional stores and 91 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

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